EXHIBIT 15

ACCOUNTANTS' ACKNOWLEDGEMENT

Board of Directors
Minerals Technologies Inc.:

Re:	Registration Statement Nos. 333-160002, 33-59080, 333-62739, 333-138245 and 333-206244

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated August 5, 2016, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

New York, New York
August 5, 2016